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                                                                   Exhibit 10.26

                               TERM LOAN AGREEMENT

                           dated as of August 8, 2002

                                 by and between

                                  PENTAIR, INC.

                                       and

                         CREDIT LYONNAIS NEW YORK BRANCH

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                               TERM LOAN AGREEMENT

         PENTAIR, INC., a Minnesota corporation (the "Borrower") and CREDIT LYONNAIS NEW YORK BRANCH, a branch, duly licensed under the laws of the State of New York, of Credit Lyonnais, a banking corporation organized and existing under the laws of the Republic of France (the "Bank"), agree as follows:

         WHEREAS, the Bank is willing to make available a committed term loan of up to US$20,000,000 to the Borrower subject to the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                              Definitions and Terms

         1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

         Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

         Adjusted Eurorate" means with respect to each day during each Interest Period to which the Eurorate applies, a rate per annum determined for such day by dividing the Eurorate by the difference between (a) 1.00 and (b) the Reserve Requirement (rounded upwards, if necessary, to the nearest 1/100 of 1%). "Eurorate" shall mean the rate per annum determined by the Bank as (i) the rate which appears on Telerate 3750 or the other appropriate Telerate Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; or (ii) if for any reason the rate described in clause (i) is not available, the rate per annum which appears on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that if more than one applicable rate is specified on the Reuters Screen LIBO Page, the rate shall be the arithmetic mean of all such rates (carried to five decimal places).

         Advance - see Section 2.01.

         Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

         Applicable Lending Office means the office or offices of the Bank (or of an Affiliate of the Bank) which shall be making or maintaining the Advance hereunder as specified from time to time by the Bank to the Borrower.

         Applicable Margin means a rate per annum determined in accordance with
Schedule 2.02.

         Base Rate means the Federal Funds Rate plus 3% per annum.

         Business Day means any day other than a Saturday or Sunday or a day on which commercial banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

         Closing Date means the date on which the Term Loan Credit Documents have been executed by the parties hereto and on which the conditions set forth in Section 5.01 have been satisfied.

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         Code means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         Consolidated Shareholders' Equity means, at any date, the consolidated shareholders' equity of the Borrower and its Consolidated Subsidiaries.

         Consolidated Subsidiary means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

         Conversion/Continuation Date means the date on which the Advance is converted from one Type to the other or is continued at the Adjusted Eurorate for a new Interest Period.

         Credit Agreement Guaranty means the Guaranty dated May 1, 2001 issued by certain Subsidiaries of the Borrower whereby such Subsidiaries guaranty all of the obligations of the Borrower under the Credit Agreements.

         Credit Agreements means the Long Term Credit Agreement dated as of September 2, 1999 among the Borrower, Pentair UK Limited, Pentair Canada Inc., EuroPentair GMBH, various financial institutions and Bank of America, N.A., as administrative agent, as amended, restated or otherwise modified from time to time ("Long Term Credit Agreement") and the 364-Day Credit Agreement dated as of September 2, 1999 among the Borrower, various financial institutions and Bank of America, N.A., as administrative agent, as amended, restated or otherwise modified from time to time ("364-Day Credit Agreement").

         Debt of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit, and (viii) all Debt (as defined above) of others Guaranteed by such Person.

         EBITDA means, for any period, the sum of the consolidated net income of the Borrower for such period excluding the effect of any extraordinary or non-recurring gains and any extraordinary or non-recurring non-cash losses in such period plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization for such period, provided that the financial results of the Borrower's equipment segment which was classified as a "discontinued operation" effective December 31, 2000, shall be excluded in calculating EBITDA, except to the extent that the negative contribution to EBITDA for such equipment segment for the period beginning January 1, 2001 and ending on any date of determination of EBITDA would exceed $25,000,000.

         Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         Environmental Laws means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental, health, safety and land use matters.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

         ERISA Affiliate, as applied to the Borrower, means any Person or trade or business which is a member of a group which is under common control with the Borrower, who, together with the Borrower, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, for purposes of
Section 412 of the Code, Section 414(m) or (o) of the Code.

         Event of Default means any event described in Section 8.01.

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         FRB means the Board of Governors of the Federal Reserve System (or any
successor).

         Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

         Foreign Subsidiary means any Subsidiary (i) organized under the laws of a jurisdiction other than the United States or a state thereof, and (ii) which conducts substantially all of its business and operations in a jurisdiction other than the United States.

         Funding Date means August 12, 2002 or such later date on which the Advance is made by the Bank to the Borrower.

         GAAP means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

         Governmental Authority means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

         Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities, services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

         Indemnified Liabilities - see subsection 9.03(b).

         Indemnified Person - see subsection 9.03(b).

         Intercreditor Agreement means the Intercreditor Agreement dated as of May 1, 1999, among Bank of America, N.A., as agent for various financial institutions and certain other creditors of the Borrower (as amended, restated or otherwise modified from time to time).

         Interest Coverage Ratio means, for any period, the ratio of (i) EBITDA plus rent expense for such period (excluding, for any calculation after the divestiture or liquidation of Lincoln Industrial Corporation, Lincoln Automotive Company or Century Mfg. Co. or a business unit of any of the foregoing, any portion thereof attributable to the entity or assets divested or liquidated) to
(ii) Interest Expense plus rent expense of the Borrower and its Subsidiaries for such period (excluding, for any calculation after the divestiture or liquidation of Lincoln Industrial Corporation, Lincoln Automotive Company or Century Mfg. Co. or a business unit of any of the foregoing, any portion thereof attributable to the entity or assets divested or liquidated).

         Interest Expense means the sum, without duplication, of consolidated interest expense (including the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit) plus consolidated yield or discount accrued on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Borrower and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

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         Interest Payment Date means (a) with respect to the Base Rate, the last
Business Day of each calendar quarter; and (b) as to the Eurorate, the last day of each Interest Period and, in the case of any Interest Period which exceeds three months, the three-month anniversary of the first day of such Interest Period.

         Interest Period means a period commencing on the date the Advance is made and each subsequent period commencing on the last day of the immediately preceding Interest Period and ending, at the Borrower's option in accordance with the terms hereof, on the date one, two, three or six months thereafter; provided that:

                  (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause such Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and

                  (ii) no Interest Period shall extend past the scheduled Termination Date.

         IRS means the Internal Revenue Service of the United States.

         Leverage Ratio means, as of any date, the ratio of (a) the sum (without duplication) of (i) all Debt of the Borrower and its Consolidated Subsidiaries plus (ii) all Synthetic Lease Obligations of the Borrower and its Consolidated Subsidiaries, all determined on a consolidated basis, to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended on or before such date for which financial statements have been delivered pursuant to Section 7.01(a) or (b); provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was $25,000,000 or more) by the Borrower or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission.

         Lien means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

         Material Adverse Effect means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) the ability of the Borrower to perform its obligations hereunder.

         Material Financial Obligations means Debt or Synthetic Lease Obligations of the Borrower or any Subsidiary in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than the lesser of (i) $25,000,000 or (ii) at any time the Borrower or any Subsidiary has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, in a principal amount of $25,000,000 or more outstanding, which has a threshold for cross-default (similar to subsection 14.01(e)) lower than $25,000,000, the lowest threshold amount under any such financing.

         Material Subsidiary means each Subsidiary of the Borrower that at the time of determination constitutes a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement).

         Moody's means Moody's Investors Service, Inc.

         Note means a promissory note issued by Borrower to Lender substantially in the form of Exhibit A, with appropriate insertions, evidencing the Advance by the Bank to such Borrower hereunder.

         Notice of Conversion/Continuation means a notice substantially in the form of Exhibit D of a continuation or conversion of the Advance pursuant to subsection 2.02(b).

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         Other Taxes means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Term Loan Credit Documents.

         PBGC means the Pension Benefit Guaranty Corporation and any successor thereto.

         Permitted Acquisition means any Acquisition by the Borrower or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or will result from, such Acquisition; (ii) if the aggregate consideration to be paid by the Borrower and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Borrower) exceeds US$10,000,000, the Borrower shall have delivered to the Bank a certificate demonstrating that, after giving effect to such Acquisition, the Borrower will be in pro forma compliance with Sections 7.02 and 7.03; and (iii) in the case of the Acquisition of any Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

         Person means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

         Plan means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         Reserve Requirement means, for any day for any Eurocurrency Loan to the Borrower, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to an integral multiple of 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the FRB).

         Securitization Transaction means any sale, assignment or other transfer by the Borrower or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Borrower or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

         S&P means Standard & Poor's Ratings Group, a division of McGraw-Hill Companies, Inc.

         Subsidiary means any Person in which more than 50% of its outstanding voting stock or rights or more than 50% of all equity interest is owned directly or indirectly by the Borrower.

         Subsidiary Guarantor means, on any day, each Subsidiary that has executed a counterpart of the Subsidiary Guaranty on or prior to that day (and has not been released from its obligations thereunder in accordance with the terms hereof).

         Subsidiary Guaranty shall have the meaning set forth in the Intercreditor Agreement.

         Synthetic Lease Obligations means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes

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as owned by the Borrower or a Consolidated Subsidiary. The amount of Synthetic
Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

         Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

         Term Loan Credit Documents means this Agreement, the Note, the Subsidiary Guaranty and any other documents or instruments contemplated under this Agreement.

         Term Loan Subsidiary Guaranty means a Guaranty issued by various Subsidiaries of the Borrower which shall be substantially in the form of Exhibit B hereto.

         Termination Date means August 8, 2004 or such earlier date as the Advance shall mature, whether by reason of acceleration or otherwise.

         Termination Fee means a fee to be charged in the event any portion of the Advance is repaid, determined as follows:

                  $75,000 if any portion of the Facility is repaid within 12 months of the Closing Date

                  $50,000 if any portion of the Facility is repaid after 12 months but before 18 months after the Closing Date

                  $25,000 if any portion of the Facility is repaid after 18 months of the Closing Date

         Type of Loan or Borrowing refers to the interest rate basis for a loan or borrowing. The "Types" of borrowings are Base Rate borrowings and Eurorate borrowings.

         Unfunded Vested Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Bank or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

         1.02   Rules of Interpretation.

         (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis; provided that if the Borrower notifies the Bank that the Borrower desires to amend any covenant in Article VII (or any related definition) to eliminate the effect of any change in GAAP on the operation of such covenant (or such definition), or the Bank notifies the Borrower it desires to amend any such covenant (or any such definition) for such purpose, then the Borrower's compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP as in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Borrower and the Bank.

         (b) The headings, subheadings and table of contents herein are solely for convenience of reference and shall not affect the meaning, construction or effect of any provision hereof.

         (c) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, exhibits and schedules in or to this Agreement.

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

         (d) All definitions set forth herein shall apply to the singular as well as the plural form of the applicable defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

         (e) References to "including" means including without limiting the generality of any description preceding such term.

         (f) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such agreement or document as amended, modified or supplemented from time to time.

                                   ARTICLE II

                           Amount and Terms of Advance

         2.01 The Advance. Subject to the terms and conditions of this Agreement, the Bank agrees to make an Advance to the Borrower on the Funding Date in an amount equal to $20,000,000. Not later than 11:00 A.M. (New York time) on the date of the Advance and upon fulfillment of the conditions set forth in Section 5.01, the Bank will make the Advance available to the Borrower. Amounts borrowed hereunder and repaid or prepaid may not be reborrowed. The indebtedness resulting from the Advance shall be evidenced by the Note.

         2.02  Conversion and Continuation Elections for Advances

         (a) The Borrower may, upon irrevocable written notice to the Bank in accordance with subsection 2.02(b):

               (i) elect, as of any Business Day, for Advances funded at the Base Rate, or as of the last day of the applicable Interest Period, for Advances funded at the Adjusted Eurorate, to convert any such Advance into an Advance of the other Type; or

               (ii) elect, as of the last day of the applicable Interest Period for Advances funded at the Adjusted Eurorate, to continue the Advance with a new Interest Period.

         (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Bank not later than (i) 11:00 A.M. (New York time) three Business Days prior to the Conversion/Continuation Date, if the Advance is to be continued at the Adjusted Eurorate for a new Interest Period or the Advance is to be converted from the Base Rate to the Adjusted Eurorate; and (ii) 11:00 A.M. (New York time) on the Conversion/Continuation Date, if the Advance is to be converted from the Adjusted Eurorate to the Base Rate. Each such notice shall specify:

               (i)     the proposed Conversion/Continuation Date;

               (ii) the Type of rate resulting from the proposed conversion or continuation;

               (iii) the aggregate amount of the Advance so converted or continued; and

               (iv) other than in the case of conversions to the Base Rate, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Advances funded at the Adjusted Eurorate, the Borrower has failed to timely select a new Interest Period to be applicable to such Advances, the Borrower shall be deemed to have elected to convert such Advances from the Adjusted Eurorate to the Base Rate effective as of the expiration date of such Interest Period.

         2.03 Interest. The Borrower shall pay interest on the unpaid principal amount of the Advance from the Funding Date until such principal amount is paid in full, at a rate per annum equal to the Adjusted Eurorate plus the Applicable Margin or the Base Rate, as applicable; provided that, at any time (and for so long as) an Event of Default exists, the interest rate applicable to the Advance shall be increased by 2%.

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         2.04 Repayment. The principal amount of the Advance shall be payable in full on the Termination Date.

         2.05 Prepayments. The Borrower may, upon at least five Business Days' notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advance in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and the Termination Fee applicable to such prepayment. Any prepayment shall include accrued interest on the principal amount prepaid and, unless made on the last day of an Interest Period therefor, shall be subject to the provisions of
Section 4.04.

                                   ARTICLE III

                              General Credit Terms

         3.01 Repayment. The Advance and all other obligations of the Borrowers hereunder shall be due and payable in full on August 8, 2004 (or such earlier date as shall be required pursuant hereto).

         3.02 Payment of Interest. Interest on the Advance shall be paid in arrears on each applicable Interest Payment Date. Interest shall also be paid on the date of any prepayment of all or any portion of the Advance for the portion of the Advance so prepaid. In addition, during the existence of any Event of Default, interest on the Advance shall be paid on demand.

         3.03 Payment of Termination Fee. The applicable Termination Fee shall be paid on the date of any prepayment of the Advance.

         3.04 Payments. (a) All payments by the Borrower hereunder shall be made prior to noon (New York time) on the date due, and funds received after that time shall be deemed received on the following Business Day. All payments shall be made without deduction, setoff or counterclaim.

         (b) If any payment hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day).

         3.05 Note. The Advance hereunder shall be evidenced by a Note. The Bank may endorse on the schedule annexed to the Note the date and amount of each payment of principal made by the Borrower with respect thereto. The Bank is irrevocably authorized by the Borrower to endorse the Note and the Bank's record shall be rebuttable presumptive evidence of the amount of the Advance made by the Bank to such Borrower; provided that the failure of the Bank to make, or an error in making, a notation on the Note with respect to the Advance shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note.

         3.06 Computation of Fees and Interest. All computations of interest for Advances funded at the Adjusted Eurorate shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). All computations of interest for Advances funded at the Base Rate shall be made on the basis of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.

                                   ARTICLE IV

                             Change in Circumstances

         4.01 Increased Cost and Reduced Return.

              (a) If, after the date hereof, any change in, the adoption of any new applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

                      (i) shall subject the Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to the Advance, the Note or its obligation to make the Advance, or shall change the basis of taxation of any amount payable to the Bank (or its Applicable Lending Office) under the Term Loan Credit Documents in respect of the Advance (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office or such Applicable Lending Office);

                      (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory advance, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurorate or the Associated Costs Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (or its Applicable Lending Office) hereunder; or

                      (iii) shall impose on the Bank (or its Applicable Lending
               Office) or the applicable offshore interbank market any other condition affecting the Term Loan Credit Documents or the Advance;

and the result of any of the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making, converting into, continuing or maintaining the Advance or to reduce any sum received or receivable by the Bank (or its Applicable Lending Office) under this Agreement or any Note with respect to the Advance, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost or reduction.

               (b) If, after the date hereof, the Bank shall have determined that any change in, the adoption of any new, applicable law, rule or regulation regarding capital adequacy, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank or any corporation controlling the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

         (c) If the Bank claims compensation under this Section 4.01 it shall furnish to the Borrower a statement setting forth the basis for, and a calculation in reasonable detail of, the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

         4.02  Limitation on Types of Loan.  If at any time:

               (a) the Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurorate, or

               (b) the Bank determines (which determination shall, in each case, be conclusive), that the applicable Adjusted Eurorate will not adequately and fairly reflect the cost to the Bank of funding the Advance for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make the Advance at the Adjusted Eurorate.

         4.03 Changes in Law Rendering Eurocurrency Loans Unlawful. If any change in any, or the adoption of any new, applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or other regulatory body charged with the administration or interpretation thereof, should make it (or in the good faith judgment of the Bank cause a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund the Advance at the Adjusted Eurorate, then the Bank shall promptly notify the Borrower and, so long as such circumstances shall continue, (a) the Bank shall have no obligation to make the Advance at the Adjusted Eurorate (but shall make the Advance at the Base Rate) and (b) on the last day of the current Interest Period (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), the interest rate on the Advance shall automatically convert to the Base Rate. Each Base Rate Loan made by the Bank which, but for the circumstances described in the foregoing sentence, would be made at the Adjusted Eurorate (an "Affected Loan") shall remain outstanding for the same period as the borrowing at the Adjusted Eurorate.

         4.04 Funding Losses. The Borrower shall reimburse the Bank and hold it harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                 (a) the failure of such Borrower to make any prepayment in accordance with any notice delivered pursuant hereto; or

                 (b) the prepayment (including pursuant to Section 4.03) or other payment (including after acceleration thereof) of principal by the Borrower on a day that is not the last day of an Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by the Bank to maintain the Advance or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Bank under this Section, (i) each Adjusted Eurorate borrowing made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Adjusted Eurorate used in determining the interest rate for the applicable (including any proposed) Interest Period by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency loan is in fact so funded.

         4.05    Taxes.

                 (a) Any and all payments by the Borrower to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, Borrower shall pay all Other Taxes.

                 (b) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then:

                      (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.05), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                      (ii) the Borrower shall make such deductions and withholdings; and

                      (iii) the Borrower shall pay the full amount deducted or
                 withheld to the relevant taxing authority or other authority in accordance with applicable law.

                 (c) The Borrower agrees to indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes in the amount that the Bank specifies is necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

                 (d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

                  (e) If the Bank determines in its reasonable discretion that it has received a refund or credit of Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto) paid by the Borrower or with respect to which the Borrower has made any indemnity payment pursuant to this Section 4.05, or any other tax benefit as a result of any payment by any Borrower pursuant to this Section 4.05, then the Bank shall promptly repay the Borrower to the extent of such refund, credit or benefit; provided that if, due to any adjustment of such Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto), or of such other tax benefit, the Bank loses the benefit of all or any portion of such refund, credit or benefit, the Borrower will indemnify and hold harmless the Bank in accordance with this Section 4.05. Nothing in this subsection (e) shall require the Bank to utilize any such credits ahead of other credits that may be available to the Bank from other sources. Moreover, nothing shall require the Bank to make its books and records available for inspection by the Borrower.

                  (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.05 shall survive the payment in full of all obligations of the Borrower hereunder.

         4.06 Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Advance in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained the Advance during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurorate for such Interest Period.

         4.07 Mitigation of Circumstances. The Bank shall promptly notify the Borrower of any event of which it has knowledge which will result, and will use reasonable commercial efforts available to it (and not, in the Bank's good faith judgment, otherwise disadvantageous to the Bank) to mitigate or avoid, (i) any obligation of the Borrower to pay any amount pursuant to Section 4.01 or 4.05 or
(ii) the occurrence of any circumstances of the nature described in Section 4.02 or 4.03, and, if the Bank has given notice of any such event described in clauses (i) or (ii) above and thereafter such event ceases to exist, the Bank shall promptly so notify the Borrower

         4.08 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 4.01, 4.02, 4.03,
4.04 or 4.05 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation under Sections 4.01, 4.04 and 4.05, and the provisions of such Sections shall survive repayment of the Advance and any termination of this Agreement.

                                    ARTICLE V

                         Conditions To Credit Extensions

         The obligation of the Bank to make the Advance is subject to the satisfaction of the following conditions precedent:

         5.01 Advance. The obligation of the Bank to make the Advance is subject to the conditions precedent that the Bank shall have received (a) all amounts which are then due and payable pursuant to Section 9.03, and (b) all of the following, each duly executed and dated the Closing Date, in form and substance satisfactory to the Bank:

              (a)  Note. The Note in the form attached hereto as Exhibit A.

              (b) Subsidiary Guaranty. The Subsidiary Guaranty in the form attached hereto as Exhibit B.

              (c) Other Creditor Supplement. In the form attached hereto as Exhibit C.

                (d) Resolutions. Certified copies of resolutions of the Board of Directors (or other appropriate body) of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement and the Note to be issued by the Borrower.

                (e) Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate official) of the Borrower certifying the names of the officer or officers of such entity authorized to sign this Agreement and the Note to be issued by the Borrower, together with a sample of the true signature of each such officer.

                (f) Opinions of Counsel. The opinion of Louis L. Ainsworth, Senior Vice President and General Counsel of the Borrower.

                (g) Closing Certificate. A certificate of the chief executive officer, the chief financial officer, the vice president finance -controller or the treasurer of the Borrower to the effect that, except as disclosed in the Borrower's Form 10-Q filed on May 9, 2002, since December 31, 2001 no material adverse change has occurred in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

                (h) Other. Such other documents as the Bank may reasonably request.

The certificate and opinions referred to in subsections (c) and (d) above shall be dated no more than ten Business Days before the Funding Date.

                                   ARTICLE VI

                         Representations and Warranties

         The Borrower represents and warrants that:

         6.01 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         6.02 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Note are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws or other organizational documents of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

         6.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.

         6.04   Financial Information.

                (a) The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at December 31, 2001 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower's annual report for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

                (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at March 30, 2002 and the related unaudited consolidated statements of income and cash flows for the fiscal quarter then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended

         March 30, 2002 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to the Bank, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments and the absence of footnotes).

              (c) Except as disclosed in the Borrower's Form 10-Q filed on May 9, 2002, since December 31, 2001 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         6.05 Litigation. Except as disclosed on Schedule 6.05, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or which in any manner questions the validity of this Agreement or the Note.

         6.06 Compliance with ERISA. The Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted).

         6.07 Taxes. The Borrower and its Subsidiaries have filed all foreign, United States federal, state and local income, excise and other tax returns which are required to be filed by them and have paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The federal income tax liability, if any, of the Borrower and its Subsidiaries has been determined by the IRS and paid for all years prior to and including the fiscal year ended December 31, 1997.

         6.08 Subsidiaries. Each of the Borrower's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         6.09 Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         6.10 Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on business, operations and properties of the Borrower and its Subsidiaries, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole.

         6.11 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (and/or pursuant to a self-insurance program) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

         6.12 Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

         6.13 Use of Proceeds. The Borrower will use the proceeds of the Advance solely for the purposes set forth in Section 7.07 herein.

                                   ARTICLE VII

                                    Covenants

         The Borrower agrees that so long as any amount payable hereunder remains unpaid:

         7.01     Information.  The Borrower will deliver to the Bank:

                  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange Commission and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

                  (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, GAAP and consistency by the chief financial officer, the vice president finance - controller or the treasurer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief financial officer, the vice president finance - controller or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 7.02 and 7.03 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Unmatured Event of Default and, if any such event then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) forthwith upon the occurrence of any Event of Default or Unmatured Event of Default, a certificate of the chief financial officer, the vice president finance - controller or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                  (g) if and when the Borrower or ERISA Affiliate or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

                  (h) promptly upon obtaining knowledge thereof, the commencement of, or any material development in, any material litigation or governmental proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Law;

                  (i) promptly upon the occurrence thereof, notice of any change in the Borrower's credit rating by Moody's or S&P: and

                (j) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request.

         7.02 Maximum Leverage Ratio. The Borrower shall not at any time permit the Leverage Ratio to exceed 3.00 to 1.0.

         7.03 Minimum Interest Coverage Ratio. The Borrower shall not at any time permit the Interest Coverage Ratio for any Computation Period to be less than 3.00 to 1.0. A "Computation Period" is any period of four consecutive fiscal quarters of the Borrower ending on the last day of a fiscal quarter.

         7.04 Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

                (a) any Lien existing on the date of this Agreement and disclosed in the financial statements referred to in Section 6.04 or set forth in Schedule 7.04, and any extension, renewal or replacement of any such Lien so long as the principal amount secured thereby is not increased and the scope of the property subject to such Lien is not extended;

                (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due, or to the extent that such Lien is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

                (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                (e) Liens on property of the Borrower or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business;

                (f) Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (ii) all such Liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed US$10,000,000;

                (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

                (h) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

                (i) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or the applicable

         Subsidiary in excess of those set forth by regulationsb promulgated by the FRB and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

                  (j) Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not at any time exceed in the aggregate US$150,000,000; and

                  (k) in addition to Liens permitted by subsections (a) through (j) above, other Liens securing Debt in a Dollar Equivalent amount not exceeding 12.5% of Consolidated Shareholders' Equity.

         7.05     Consolidations, Mergers and Sales of Assets; Acquisitions.

                  (a) Borrower will not merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of substantially all of its assets as an entirety to any other Person unless:

                        (i) the Person surviving the merger or consolidation is the Borrower; and

                        (ii) immediately after giving effect to any such action,
                  no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

                  (b) The Borrower will not, and will not permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.

         7.06 Subsidiary Debt. The Borrower will not at any time permit the aggregate amount of all outstanding Debt of its Subsidiaries, excluding:

                  (a) Debt arising under Securitization Transactions in an aggregate amount not exceeding US$150,000,000;

                  (b) Debt of Pentair UK Limited, Pentair Canada and EuroPentair GMBH arising under the Long Term Credit Agreement;

                  (c) Debt of Pentair UK Limited under the existing 6.7% Senior Notes due May 21, 2004 issued pursuant to a Note Purchase Agreement dated as of May 1, 1999;

                  (d) Debt of Pentair Nova Scotia Co. under the existing 6.68% Senior Notes due October 1, 2003 issued pursuant to a Note Purchase Agreement dated as of October 1, 1997;

                  (e)   Debt under the Subsidiary Guaranty; and

                  (f) So long as the Subsidiary Guaranty is in effect, Debt arising under unsecured guaranties of other Senior Debt of the Borrower;

to exceed fifteen percent (15%) of Consolidated Shareholders' Equity.

         7.07 Use of Proceeds. The proceeds of the Advance will be used by the Borrower to refinance indebtedness, for commercial paper back-up, for working capital and for other general corporate purposes (including Acquisitions permitted hereunder). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" in violation of Regulation U of the FRB.

         7.08 Compliance with Law. The Borrower shall, and shall cause each Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business the non-compliance with which might have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations in compliance with all Environmental Laws, except for such noncompliance which individually or in the aggregate would not be reasonably expected to result in material liability to the Borrower and its Subsidiaries taken as a whole.

         7.09 Securitization Transactions. The Borrower shall not, and shall not permit any Subsidiary to, permit the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of the Borrower and its Subsidiaries in connection with Securitization Transactions to exceed a Dollar Equivalent amount of US$150,000,000.

         7.10 Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (and/or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.11 Other Indebtedness. In the event the Borrower, Pentair UK Limited, Pentair Canada, Inc. or EuroPentair GMBH or any Subsidiary shall execute, make or otherwise enter into any instrument, documents or agreement relating to the termination of the Long Term Credit Agreement and the replacement of the indebtedness represented thereby, or any amendment, waiver, restatement, re-evidencing or other modification of any documentation relating to the Long Term Credit Agreement (collectively, "Other Loan Documents"), the effect of which is to implement or subject the Borrower or such Subsidiary to any affirmative, negative, financial or other covenants, or to any events of default (collectively, "Restrictive Covenants"), which Restrictive Covenants are in any respect materially different from the Restrictive Covenants set forth in this Agreement, the Borrower shall promptly so advise the Bank. Thereafter, the Borrower shall provide the Bank such information, in such reasonable detail, as the Bank may reasonably request in respect of the applicable Restrictive Covenants and the Other Loan Documents. The Bank shall have the right, at any time, in its sole discretion, to elect to amend this Agreement and the Note to incorporate any such Restrictive Covenant. If the Bank shall elect to incorporate any such Restrictive Covenant applicable to the Borrower herein, it shall so notify the Borrower in a written notice and, upon the giving of such notice, this Agreement shall be deemed amended to incorporate such Restrictive Covenant. Any amendment effected in accordance with the terms of this Section
7.11 shall remain in effect during the entire term of this Agreement, notwithstanding the subsequent termination, rescission, avoidance, waiver, release, amendment or other modification of all or any term or provision of the Other Loan Document from which a Restrictive Covenant shall have originated (including, without limitation, any modification to such Restrictive Covenant in such Other Loan Document), unless the Bank and the Borrower shall otherwise agree in accordance with the procedure set forth in Section 9.04 hereof.

         7.12 Subsidiary Guaranty. The Borrower will take, and will cause its Subsidiaries to take, such actions as are reasonably necessary or as the Bank may reasonably request (including delivery of authorization documents and customary opinions of counsel) so that as of the Closing Date, and at all times thereafter (subject to the proviso below), all of the Borrower's obligations hereunder are guaranteed by Subsidiaries (other than Foreign Subsidiaries) that, in the aggregate together with the Borrower, own 90% or more of the consolidated assets of the Borrower and its Subsidiaries (excluding Foreign Subsidiaries) and earned 90% or more of the consolidated revenues of the Borrower and its Subsidiaries (excluding Foreign Subsidiaries) during the most recent period of four consecutive fiscal quarters (excluding the revenues of any Subsidiary or business unit which has been divested or liquidated on or prior to any date of determination), in each case pursuant to the Subsidiary Guaranty.

         The Term Loan Subsidiary Guaranty shall cease to be effective upon the payment in full of the principal and interest on the Note and all other payments due under this Term Loan Agreement. In addition, the Term Loan Subsidiary Guaranty shall, without any further action of the Bank or any holder of the Note, cease to be effective on the first date on which the Credit Agreement Guaranty (or any replacement thereof) ceases to be effective (a "Credit Agreement Guaranty Termination") provided, however, that the foregoing release shall be effective only if each Subsidiary Guaranty ceases to be effective by its terms upon a Credit Agreement Guaranty Termination. In addition, if at any time any person which is a Subsidiary Guarantor is released from its obligations under the Credit Agreement Guaranty (or any replacement thereof) then such person shall, without any further action of the Bank or the holder of the Note, be released from the Term Loan Subsidiary Guaranty; provided however, that the foregoing release shall be effective only if such person is concurrently released from its obligations under the terms of each Subsidiary Guaranty upon such Credit Agreement Guaranty release.

                                  ARTICLE VIII

                                Event of Default

         8.01 Events of Default. If one or more of the following events shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay (i) within five days of the date due any interest, any fee or any other amount payable hereunder or
         (ii) any principal amount when the same becomes due and payable;

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 7.02 to 7.07, inclusive, Section 7.09 or Section 7.11;

                  (c) the Borrower shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Borrower by the Bank or (ii) if the Borrower fails to promptly notify the Bank of such failure as required by Section 7.01(d), the date on which the chief executive officer, the chief financial officer, the vice president finance - controller or the treasurer of the Borrower had actual knowledge of such failure;

                  (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

                  (e) the Borrower or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof;

                  (f) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

                  (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

                  (h) the Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of US$10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Borrower or ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds US$5,000,000; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities in an aggregate amount exceeding US$5,000,000; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding shall exceed US$5,000,000, and such proceeding shall not have been dismissed within 30 days;

                  (i) a judgment or order for the payment of money in excess of US $25,000,000 shall be rendered against the Borrower or any of its respective Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

                  (j) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower;

                  (k) within a period of twelve consecutive months, three-fourths of the directors of the board of directors of the Borrower shall have changed; or

                  (l) at any time during which the Subsidiary Guaranty is required to be in effect pursuant to Section 7.12, the Subsidiary Guaranty shall cease to be in full force and effect with respect to any Subsidiary Guarantor (other than as a result of such Subsidiary Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted hereunder), any Subsidiary Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty, or any Subsidiary Guarantor (or any Person by, through or on behalf of such Subsidiary Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty with respect to such Subsidiary Guarantor.

then, and in any such event,

                  (1) in the case of any Event of Default specified in subsection (f) or (g) above, without any notice to the Borrower or any other act by the Bank, the Advance and all other obligations of the Borrower hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

                  (2) in the case of any other Event of Default, the Bank may declare the Advance and all other obligations of the Borrowers hereunder to be, and the Advance and such obligations shall thereupon become, immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                   ARTICLE IX

                                  Miscellaneous

         9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing), except where specifically permitted to be given orally, and shall be given to such party at its address or facsimile number set forth on Schedule
9.01 or such other address or facsimile number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received,
(ii) if given by mail, four Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section. Any agreement of the Bank to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Bank shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Advance shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in any telephonic or facsimile notice.

         9.02 No Waiver. No failure or delay by the Bank in exercising any respective right, power or privilege hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.03 Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay upon demand, if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel for the Bank (who may be employees of the Bank), in connection with such Event of Default or Unmatured Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

         (b) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold the Bank and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney's fees and charges) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Advance) arise out of or result from an action, suit, proceeding (including any insolvency or appellate proceeding) or claim asserted against any such Indemnified Person directly relating to this Agreement or any document contemplated by or referred to herein, the transactions contemplated hereby or the use of the proceeds of the Advance, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities resulting from such Indemnified Person's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The agreements in this Section shall survive termination of this Agreement and payment of all other obligations of the Borrower hereunder.

         9.04 Amendments and Waivers. Any provision of this Agreement or the Note may be amended, modified or waived if, but only if, such amendment, modification or waiver is in writing and is signed by the Borrower and the Bank

         9.05 Collateral. The Bank represents that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the FRB) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         9.06 Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of their respective rights under this Agreement.

         (a) The Bank may at any time assign and delegate to one or more banks or other financial institutions (each an "Assignee") all or any part of the Advance and the other rights and obligations hereunder.

         (c) The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in the Advance and the other interests of the Bank hereunder.

         (d) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided that any foreclosure or similar action by such holders, trustee or representative shall be subject to the provisions of this Section concerning assignments.

         9.07 Governing Law. The Term Loan Credit Documents shall be construed in accordance with and governed by the substantive laws of the State of New York without regard to the choice of law provisions thereof.

         9.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Bank shall have received counterparts hereof signed by the Borrower, and the Bank shall promptly notify the Borrower of such effectiveness.

         9.09 Confidentiality. The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Borrower or any Subsidiary, under this Agreement, and the Bank shall not use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower and its Subsidiaries, provided that such source is not known by the Bank to be bound by a confidentiality agreement with the Borrower or any Subsidiary; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or any of its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement to which the Borrower or any Subsidiary is party with the Bank; and (I) to its Affiliates.

         9.10 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         9.11 Consent to Jurisdiction. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LITIGATION BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            PENTAIR, INC.


                                            By__________________________________

                                            Title_______________________________





                                            CREDIT LYONNAIS NEW YORK BRANCH


                                            By__________________________________

                                            Title_______________________________

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